Exhibit 99.1

Kewaunee Scientific Reports

Results for First Quarter of Fiscal Year 2022

Exchange:	NASDAQ (KEQU)	Contact:	Donald T. Gardner III
704/871-3274

STATESVILLE, N.C. September 8, 2021 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its first quarter ended July 31, 2021.

Fiscal Year 2022 First Quarter Results:

Sales during the first quarter of fiscal year 2022 were $39,493,000, an increase of 8.4%, as compared to sales of $36,423,000 from the prior year first quarter. Pre-tax loss for the quarter was $1,056,000 compared to a pre-tax loss of $587,000 for the prior year period. The Company experienced higher raw material costs in the first quarter of approximately $1,651,000, net of surcharges, when compared to the prior year period, as well as supplier constraints resulting from COVID-19 and other supply disruptions. Net loss was $1,345,000 compared to a loss of $598,000 for the prior year period. EBITDA1 for the quarter was ($342,000) compared to $137,000 for the prior year period. Diluted loss per share was ($0.48), as compared to diluted loss per share of ($0.22) in the prior year first quarter.

The Company’s order backlog was $120.6 million on July 31, 2021, increasing from $101.2 million at July 31, 2020, and $114.5 million at April 30, 2021. This is the highest order backlog in the Company’s history.

Domestic Segment—Domestic sales for the quarter were $29,663,000, a decrease of 1.3% from sales of $30,058,000 in the prior year period. Domestic segment net loss was $209,000 compared to net earnings of $993,000 in the prior year period. Domestic segment EBITDA was $399,000 compared to $1,605,000 for the prior year period, as raw material input costs increased compared to the prior year period and were partially offset by surcharges implemented during the quarter for those shipments where we were not restricted by the fixed nature of our contracts with our customers.

International Segment—International sales for the quarter were $9,830,000, an increase of 54.4% from sales of $6,365,000 in the prior year period. International sales were stronger when compared to the prior year due to strong demand in the current year period, coupled with reduced COVID-19 restrictions on construction site access, and reduced prevalence of government mandated shut-

[1]	EBITDA is a non-GAAP financial measure. See the table below for a reconciliation of EBITDA and segment EBITDA to net earnings (loss), the most directly comparable GAAP measure.

CORPORATE OFFICES • P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 • 2700 WEST FRONT STREET, STATESVILLE,

NORTH CAROLINA 28677-2927

PHONE 704-873-7202 • FAX 704-873-1275

downs in India that had significantly impacted the prior period. International segment net income was $375,000 compared to $124,000 in the prior year period. International segment EBITDA was $647,000 compared to $165,000 for the prior year period.

Corporate Segment—Corporate segment net loss was $1,511,000 for the quarter, as compared to $1,715,000 in the prior year period. Corporate segment EBITDA for the quarter was ($1,388,000), a favorable increase of 15.0% from corporate segment EBITDA of ($1,633,000) for the prior year period. The primary driver of the decrease in corporate expenses was the favorable impact from pension accounting as a result of the recovery of the plan assets at fiscal year-end 2021 when compared to fiscal year-end 2020.

Total cash on hand on July 31, 2021 was $5,467,000, as compared to $5,731,000 at April 30, 2021. Working capital was $25,709,000, as compared to $27,818,000 at the end of the first quarter last year and $26,276,000 at April 30, 2021. Short-term debt was $8,854,000 on July 31, 2021, as compared to $6,828,000 at April 30, 2021, and long-term debt was $108,000 on July 31, 2021 as compared to $112,000 at April 30, 2021. The Company’s debt-to-equity ratio on July 31, 2021 was .44-to-1, as compared to .39-to-1 at April 30, 2021.

“Challenging conditions remained during our first quarter, as some economies attempted to re-open while the Delta variant of COVID-19 spread across the globe,” said Thomas D. Hull III, Kewaunee’s President and Chief Executive Officer. “Escalating raw material costs continue to negatively impact our profitability, with our first quarter experiencing a negative impact to our profitability of approximately $1.7M when compared to the prior period. We have implemented surcharges on new orders to offset broad based price increases for basic materials; however, the impact of these surcharges will lag behind what has been an immediate impact of rising commodity prices.”

“Our commercial teams continue to be active in the marketplace, growing the Company’s backlog at the end of the first quarter to a record high. We have seen a recent acceleration of order awards within the domestic market which is encouraging. I am watching closely to see if this velocity is sustained which would bode well for the remainder of our fiscal year.”

CORPORATE OFFICES • P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 • 2700 WEST FRONT STREET, STATESVILLE,

NORTH CAROLINA 28677-2927

PHONE 704-873-7202 • FAX 704-873-1275

EBITDA and Segment EBITDA Reconciliation

Quarter Ended July 31, 2020	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$993	$124	$(1,715)	$(598)
Add/(Less):
Interest Expense	—	—	77	77
Interest Income	—	(49)	(1)	(50)
Income Taxes	—	21	—	21
Depreciation and Amortization	612	69	6	687

EBITDA	$1,605	$165	$(1,633)	$137

Quarter Ended July 31, 2021	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(209)	$375	$(1,511)	$(1,345)
Add/(Less):
Interest Expense	—	1	105	106
Interest Income	—	(46)	(1)	(47)
Income Taxes	—	251	—	251
Depreciation and Amortization	608	66	19	693

EBITDA	$399	$647	$(1,388)	$(342)

About Non-GAAP Measures

EBITDA and Segment EBITDA are calculated as net earnings (loss), less interest expense and interest income, income taxes, depreciation, and amortization. We believe EBITDA and Segment EBITDA allow management and investors to compare our performance to other companies on a consistent basis without regard to depreciation and amortization, which can vary significantly between companies depending upon many factors. EBITDA and Segment EBITDA are not calculations based upon generally accepted accounting principles, and the method for calculating EBITDA and Segment EBITDA can vary among companies. The amounts included in the EBITDA and Segment EBITDA calculations, however, are derived from amounts included in the historical statements of operations. EBITDA and Segment EBITDA should not be considered as alternatives to net earnings (loss) or operating earnings (loss) as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

CORPORATE OFFICES • P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 • 2700 WEST FRONT STREET, STATESVILLE,

NORTH CAROLINA 28677-2927

PHONE 704-873-7202 • FAX 704-873-1275

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Saudi Arabia, and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to: competitive and general economic conditions and the ongoing impact of the COVID-19 pandemic, including disruptions from government mandates, both domestically and internationally, as well as supplier constraints and other supply disruptions; changes in customer demands; technological changes in our operations or in our industry; dependence on customers’ required delivery schedules; risks related to fluctuations in the Company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; and acts of terrorism, war, governmental action, natural disasters and other Force Majeure events. The cautionary statements made pursuant to the Reform Act herein and elsewhere by us should not be construed as exhaustive. We cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements. Over time, our actual results, performance, or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and harmful to our stockholders’ interest. Many important factors that could cause such a difference are described under the caption “Risk Factors,” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2021, which you should review carefully, and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. These reports are available on our investor relations website at www.kewaunee.com and on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CORPORATE OFFICES • P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 • 2700 WEST FRONT STREET, STATESVILLE,

NORTH CAROLINA 28677-2927

PHONE 704-873-7202 • FAX 704-873-1275

Kewaunee Scientific Corporation

Condensed Consolidated Statements of Operations (Unaudited)

($ and shares in thousands, except per share amounts)

	Three months ended July 31,
	2021	2020
Net sales	$39,493	$36,423
Cost of products sold	33,819	30,542

Gross profit	5,674	5,881
Operating expenses	6,765	6,157

Operating loss	(1,091)	(276)
Pension income (expense)	89	(288)
Other income, net	52	54
Interest expense	(106)	(77)

Loss before income taxes	(1,056)	(587)
Income tax expense	251	21

Net loss	(1,307)	(608)
Less: net earnings (loss) attributable to the noncontrolling interest	38	(10)

Net loss attributable to Kewaunee Scientific Corporation	$(1,345)	$(598)

Net loss per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	($0.48)	($0.22)
Diluted	($0.48)	($0.22)
Weighted average number of common shares outstanding
Basic	2,777	2,756
Diluted	2,777	2,756

Kewaunee Scientific Corporation

Condensed Consolidated Balance Sheets

($ in thousands)

Assets	July 31, 2021	April 30, 2021
	(Unaudited)
Cash and cash equivalents	$4,985	$5,206
Restricted cash	482	525
Receivables, less allowances	34,932	34,095
Inventories	17,852	16,517
Prepaid expenses and other current assets	3,718	4,114

Total Current Assets	61,969	60,457
Net property, plant and equipment	15,772	15,982
Right of use assets	8,838	9,279
Other assets	3,720	3,666

Total Assets	$90,299	$89,384

Liabilities and Stockholders’ Equity
Short-term borrowings	$8,854	$6,828
Current portion of lease obligations	1,371	1,369
Accounts payable	17,487	16,780
Other current liabilities	8,548	9,204

Total Current Liabilities	36,260	34,181
Long-term portion of lease obligations	7,509	7,951
Other non-current liabilities	6,190	5,765

Total Liabilities	49,959	47,897
Kewaunee Scientific Corporation Stockholders’ equity	40,058	41,241
Noncontrolling interest	282	246

Total Stockholders’ Equity	40,340	41,487

Total Liabilities and Stockholders’ Equity	$90,299	$89,384